FOR FURTHER INFORMATION CONTACT:
                                      ELAINE D. CROWLEY
                                      SR.   VICE   PRESIDENT,  CHIEF  FINANCIAL
                                      OFFICER
                                      (817) 347-8200

                      BOMBAY ANNOUNCES APPOINTMENT OF SENIOR
                           VICE PRESIDENT OF MARKETING

   FOR IMMEDIATE RELEASE - JULY 18, 2005

         FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) announced today the appointment of Justin W. Lewis, 42, as its Senior Vice President, Chief Marketing Officer, effective August 15, 2005. Mr. Lewis brings over twenty years of marketing and brand experience having most recently served as Vice President of Marketing for Circuit City where he was responsible for leading a $250 million marketing budget which supported all aspects of the company's off-line marketing and branding activity. Prior to joining Circuit City, he spent over 15 years at Procter & Gamble in various leadership positions.

     James D. Carreker, Chairman and Chief Executive Officer stated, "We are
   very pleased to welcome Justin to the Bombay team.    Justin has experience
   in developing and repositioning brands, has led major initiatives to improve the marketing return on investment and has developed successful customer relationship management programs. His enthusiasm coupled with his expertise in marketing and brand building will be tremendous additions to Bombay. We expect him to play a critical role in Bombay's future success as we seek to be top of mind for customers seeking timeless, traditional home furnishings."

         The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through 496 retail outlets, specialty catalogs and the Internet in the U.S. and internationally. Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from forward-looking statements due to the risk factors discussed in the periodic reports filed by the Company with the Securities and Exchange Commission which the Company urges investors to consider.

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